Exhibit 10.4

FORM OF

RESTRICTED SHARE AWARD AGREEMENT

UNDER THE UNITED BANKSHARES, INC.

2025 EQUITY INCENTIVE PLAN

Name of Grantee: [GRANTEE NAME]

No. of Restricted Shares: [# SHARES]

Grant Date: [GRANT DATE]

Pursuant to the United Bankshares, Inc. 2025 Equity Incentive Plan (the “Plan”), United Bankshares, Inc. (the “Company”) hereby grants the number of shares of the Company’s common stock, par value $2.50 per share (each, a “Share”) listed above (the “Award”) to the grantee named above (the “Grantee”), subject to the restrictions set forth in this Award Agreement. The restrictions applicable to each restricted Share (a “Restricted Share”) will lapse, subject to the terms set forth in this Award Agreement. Capitalized terms used but not defined in this Award Agreement will have the meaning specified in the Plan.

1. Vesting of Restricted Shares. [One-third][______] of the Restricted Shares subject to the Award will become vested on [each of the [first], [second] and [third] anniversaries of the Grant Date][______] ([each, a][the] “Vesting Date”) so long as the Grantee remains continuously employed with the Company Group through the [applicable] Vesting Date[; provided that any fractional Restricted Shares that may be eligible to vest on each of the [first] [two] Vesting Dates will be rounded down to the nearest whole Restricted Share]. Subject to Paragraph 2 of this Award Agreement, the Grantee will forfeit any unvested Restricted Shares and such unvested Restricted Shares will revert back to the Company if the Grantee does not remain continuously employed with the Company Group from the Grant Date through the [applicable] Vesting Date.

2. Vesting in the Event of a Qualifying Termination of Employment.

(a) [Death. If the Grantee’s employment with the Company Group is terminated due to the Grantee’s death, [all] of the unvested Restricted Shares will become [fully] vested as of the termination date.]

(b) [Disability. If the Grantee’s employment with the Company Group is terminated due to Disability, [all] of the unvested Restricted Shares will become [fully] vested as of the termination date.]

(c) [Without Cause. If the Grantee’s employment with the Company Group is terminated by the Company Group without Cause, [all] of the unvested Restricted Shares will become [fully] vested as of the termination date.]

(d) [For Good Reason. If the Grantee’s employment with the Company Group is terminated by the Grantee for Good Reason, [all] of the unvested Restricted Shares will become [fully] vested as of the termination date.]

(e) [Retirement. If the Grantee’s employment with the Company Group is terminated by the Grantee on or after the date the Grantee achieves Retirement Eligibility and the Grantee provides at least [ninety (90)][______] days’ written notice of termination to the Company’s [Chief Human Resources Officer], [all] of the unvested Restricted Shares will become [fully] vested as of the termination date.]

(f) Change in Control. In accordance with Section 3.6.1 of the Plan, if the Grantee’s employment with the Company Group is terminated by the Company Group or any successor entity thereto without Cause or by the Grantee for Good Reason, in either case, on or within two years after a Change in Control (a “Qualifying Change in Control Termination”), all of the unvested Restricted Shares will vest as of the termination date.

(g) [Cause. If Cause exists at the time the Grantee’s employment with the Company Group is terminated, the provisions of Paragraph 2[(a)]–[(f)] of this Award Agreement will not apply, the Grantee will forfeit any unvested Restricted Shares, and such unvested Restricted Shares will revert back to the Company.]

(h) [Condition to Vesting. As a condition to the vesting of Restricted Shares as set forth in the provisions of Paragraph 2[(a)]–[(f)] of this Award Agreement, the Grantee (or the Grantee’s beneficiary, legal representative or estate, as the case may be, in the event of the Grantee’s death) must execute and not revoke a separation and general release agreement in substantially the form typically used by the Company, which may include restrictive covenants and must become effective within sixty (60) days after the termination date.]

(i) Definitions. For purposes of this Award Agreement:

(i) [“Disability” has the meaning set forth in the Company’s long-term disability plan.]

(ii) [“Cause” has the meaning set forth in the Plan, unless another definition is set forth in a [change in control] agreement between the Grantee and the Company Group, in which case the definition in such agreement will apply.]

(iii) [“Good Reason” has the meaning set forth in the Plan, unless another definition is set forth in a [change in control] agreement between the Grantee and the Company Group, in which case the definition in such agreement will apply.]

(iv) [“Retirement Eligibility” means the Grantee is at least [65] years old with at least [five] years of [continuous] service with the Company Group.]

3. Transfer Restrictions. Prior to the time that they have become vested pursuant to Paragraphs 1 or 2 of this Award Agreement (such period, the “Restricted Period”), the Restricted Shares may not be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and the Grantee agrees that the Company may place no-transfer restrictions on the Restricted Shares during the Restricted Period.

4. [Holding Period. From the date Restricted Shares become vested pursuant to Paragraphs 1 or 2 of this Award Agreement to the first anniversary thereof, [no][______] Shares vested pursuant to this Award Agreement, except in the case of vesting as set forth in Paragraph 2[(a)] or [(b)] of this Award Agreement, may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and the Grantee agrees that the Company may place no-transfer restrictions on [the][such] Shares during such period.]

5. Shareholder Rights and Dividends. In accordance with Section 2.5.2 of the Plan, the Grantee will be the beneficial and record owner of the Restricted Shares during the Restricted Period and will have full voting rights with respect thereto. In accordance with Section 2.5.2 of the Plan, during the Restricted Period, all ordinary cash dividends or other ordinary distributions paid upon any Restricted Share will be retained by the Company and will be paid to the Grantee (without interest) when such Restricted Share vests and will revert back to the Company if for any reason such Restricted Share, upon which such dividends or other distributions were paid, reverts back to the Company.

6. [Restrictive Covenants. The Grantee may be required to enter into a restrictive covenant agreement with the Company Group in connection with the grant of the Award and as a condition to its effectiveness.]

7. Additional Provisions.

(a) Incorporation of Plan. This Award Agreement will be subject to and governed by all of the terms and conditions of the Plan, including, but not limited to, the clawback provisions set forth in Section 3.13 of the Plan, the provisions regarding Section 409A set forth in Section 3.15 of the Plan and the dispute resolution provisions set forth in Section 3.17 of the Plan. By the Grantee’s execution of this Award Agreement, the Grantee acknowledges having received a copy of the Plan.

(b) Tax Withholding. In accordance with Section 3.2 of the Plan, as a condition to the lapse of restrictions with respect to any Shares pursuant to this Award Agreement, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to the Award (including, without limitation, the Federal Insurance Contributions Act tax), (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable), (ii) the Committee may require that the Grantee remit cash to the Company (through payroll deduction or otherwise), or (iii) the Company may enter into any other suitable arrangements to withhold, in each case in the Company’s discretion, the amounts of such taxes to be withheld based on the individual tax rates applicable to the Grantee.

(c) Data Consent. By accepting the Award, the Grantee consents to the collection and processing of personal data related to the Grantee so that the Company Group can fulfill its obligations and exercise its rights under the Plan and generally administer and manage the Plan and the Award. This data will include, but may not be limited to: data about the Grantee’s participation in the Plan; data about Awards and Shares offered to, received by or purchased by the Grantee pursuant to the Plan; and other financial and personal data about the Grantee related to participation in the Plan.

(d) Entire Agreement. This Award Agreement and the Plan contain the entire agreement of the parties relating to the subject matter hereof and supersede any prior agreements or understandings with respect thereto.

(e) No Right to Continued Employment or Future Awards. In accordance with Section 3.7 of the Plan, the Award does not confer upon the Grantee any right to continued Employment with the Company Group. In addition, the Award does not confer upon the Grantee any right to future Awards.

UNITED BANKSHARES, INC.

By:
Name:
Title:

By executing this Award Agreement, the Grantee hereby agrees to all of the terms and conditions set forth herein and in the Plan.

Dated:
Grantee

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